Exhibit 10.15

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of April 26, 2021 (the “Agreement Date”), is entered into by and between Bank of Southern California, N.A., a national banking association (the “Bank”) and Frank D. Di Tomaso, Jr. (the “Employee”) with regard to the following:

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, Southern California Bancorp, a California corporation (“SCB”), the Bank, and Bank of Santa Clarita, a California state chartered bank (“BSCA”) entered into that certain Agreement and Plan of Merger, dated April 26, 2021 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), providing, among other things, for the merger of BSCA with and into the Bank, with the Bank surviving as a national banking association (the “Merger”) and the wholly-owned subsidiary of SCB; and

WHEREAS, as a condition and inducement to SCB’s and the Bank’s willingness to enter into and carry out the terms and conditions of the Merger Agreement and complete the Merger, the Employee is entering into this Agreement and agrees to provide certain services to the Bank from and after the Effective Time (as that term is defined in the Merger Agreement) of the Merger in accordance with the terms of this Agreement (the “Effective Date”); and

WHEREAS, the Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America, with power to own property and carry on its business as it is now being conducted and is the wholly-owned subsidiary of SCB; and

WHEREAS, Employee has been a founder and is the Chairman of the Board of Directors and Chief Executive Officer of BSCA as of the Agreement Date and possesses valuable knowledge, skills and experience related to the banking services offered by BSCA, the current and prospective customers of BSCA, and the employees of BSCA that will be employed by the Bank after the closing of the Merger, and SCB and the Bank wish to have Employee assist in providing such knowledge, skills and experience from and after the closing of the Merger in order to assist SCB and the Bank in achieving the benefits of their substantial investment in BSCA and the successful operation of their businesses; and

WHEREAS, Employee has read and understood the terms and provisions set forth in this Agreement and has been afforded a reasonable opportunity to review this Agreement with Employee’s legal counsel; and

WHEREAS, the parties hereto desire to specify the terms of Employee’s employment by the Bank; and

WHEREAS, by their execution of this Agreement, the parties intend that these Recitals are made a part of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, it is agreed that, effective at the Effective Date, the following terms and conditions shall apply to Employee’s employment by the Bank:

1. Employment. Bank hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions set forth herein for the period commencing with the Effective Date and terminating on the second anniversary of the Effective Date (the “Term”); subject to the provisions of Paragraph 6 of this Agreement.

2. Duties.

2.1 Position. Employee is employed as “Executive Director,” reporting to the Executive Chairman of the Bank (the “Chairman”) and shall have the following duties and responsibilities during the Term as may be assigned or requested from time to time by the Chairman: (a) maintaining and expanding the existing relationships of former customers of BSCA with the Bank and attracting new relationships and prospective customers to the Bank for such services as the Bank may offer from time to time; (b) retaining Former BSCA Employees (as that term is defined in the Merger Agreement) as employees of the Bank; (c) retaining former contractors and suppliers of BSCA as contractors and suppliers of the Bank; (d) providing the Bank with Employee’s skill, knowledge, and experience in the management, operation, and business development in the service areas of the Bank as they are established from time to time; and (e) such other services as are related to the foregoing as may be reasonably requested by the Bank. At no time shall Employee have or shall he exercise the authority to enter into or conclude any contracts in the name of Bank. Employee shall perform faithfully and diligently all duties assigned to him, but it is specifically understood that if any of the relationships described in clauses (a)-(d) are severed, Employee shall not be deemed in breach of this Agreement, unless such event is caused by Employee’s action which is deemed to constitute Cause as defined in this Agreement. In addition, while employed by the Bank, Employee may participate in charitable and educational activities, manage personal and family investments and be a director of for profit enterprises, in each case, so long as such activities do not materially interfere with his duties hereunder.

2.2 Faithful Performance/Best Interests. During the Term, Employee shall perform the services herein in material compliance of all applicable laws and SCB’s and the Bank’s written policies and procedures which have been provided to the Employee or to which employee had readily available access (provided Employee had been notified in writing as to the existence of such policies and their location), including but not limited to SCB’s Articles of Incorporation and Bylaws and the Bank’s policies and procedures, Articles of Association and Bylaws, as applicable.

2.3 Code of Ethics. Employee shall conduct himself at all times with due regard to the Bank’s Code of Conduct Policy (receipt of a copy of which Employee hereby acknowledges) (“Code of Ethics”), and other written employment policies of SCB or the Bank provided to Employee as amended by them from time to time. Furthermore, Employee agrees to materially abide by all lawful decisions made by Bank, which are not in breach of this Agreement, as well as all applicable federal, state and international laws, regulations or ordinances, including but not limited to any applicable tax laws (it is specifically understood that Employee’s compliance with any directive by the Chairman or the board of directors of the Bank or of SCB or performance of any action which was deemed by the legal counsel of the Bank or SCB (in writing) to be in compliance with federal, state and international laws, regulations or ordinances, including but not limited to any applicable tax laws, shall not be deemed a breach of this provision by the Employee).

2

2.4 Hours of Service. Employee shall be available to provide the assigned duties hereunder to the Bank on a full time basis and as reasonably requested by the Chairman. Employee shall not be required to complete or file formal time sheets or other hourly records of his hours of service, but shall provide monthly summaries of material customers and prospective customer meetings. Employee is classified as an exempt employee, which means Employee is paid for the job as a whole and not by the hour. Accordingly, Employee acknowledges that he will not receive overtime pay if he works more than 8 hours in a workday or 40 hours in a workweek. It is anticipated that Employee will work full time and as a full time employee will receive all of the regular and normal employee benefits provided to other senior executives of the Bank or of SCB.

2.5 Work Location. Employee’s principal place of work shall be the Bank’s branch office to be located at 23780 Magic Mountain Parkway, Santa Clarita, California and will have the use of the same office at that location that Employee occupied as the Chief Executive Officer of BSCA immediately prior to the Effective Time. Executive will also be entitled to utilize his current BSCA email address (or a Bank email address, at the time that BSCA email addresses are no longer operational) and have access to typical office equipment, including a phone, copier, fax, computer and mobile phone. However, Employee acknowledges and agrees that to perform his duties he may be visiting and meeting with customers, prospective customers, and/or employees of the Bank from time to time at other branches and offices of Bank wherever located and that such activity shall not be deemed a material change in the geographic location at which Employee must perform such duties.

2.6 At-Will Relationship. Employee’s employment with Bank is at-will notwithstanding the stated two year term of this Agreement. His employment may be terminated at any time, with or without cause, by either Employee or Bank subject to the terms of Paragraph 6 below. No representative of Bank, other than the Chairman has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Bank’s Chairman and the Employee. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

3. Compensation. As compensation for Employee’s performance of his duties hereunder, Bank shall pay to Employee a total salary of $200,000.00 per year (“Salary”), payable in accordance with the normal payroll practices of Bank, less required deductions for state and federal tax withholdings, social security and all other employment taxes and payroll deductions.

4. Fringe Benefits. Employee will be eligible for any of the fringe benefits generally available to Bank employees in Employee’s job classification; provided, however, Employee shall be allowed to accrue unused sick leave in accordance with applicable law and the Bank’s policies contained in its Employee Handbook. Sick leave is not part of salary or wages. Employee is not entitled to be paid for unused sick leave. Employee shall have the right to take vacation at his discretion with the reasonable approval of the Chairman.

3

5. Business Expenses. Employee shall be entitled to reimbursement by the Bank for all reasonable out of pocket business expenses incurred by Employee in the performance of Employee’s duties and in acting for the Bank during the Term. To obtain reimbursement, expenses must be submitted promptly with the appropriate documentation in accordance with the Bank’s policies.

6. Termination of Employment. Although Bank and Employee anticipate a mutually rewarding employment relationship, either party may terminate the employment relationship at any time on thirty (30) days’ advance written notice to the other party. In addition, Bank may terminate Employee’s employment immediately at any time for Cause (as defined below). For purposes of this Agreement, “Cause” shall be defined as (i) conviction of a felony, or a misdemeanor involving dishonesty; (ii) one or more acts of willful misconduct, dishonesty or fraudulent behavior if done in connection with Employee’s employment with the Bank, or if it is likely that such act or acts will cause substantial harm to the Bank’s reputation, financial interests, or operation; (iii) material breach of obligations set forth in this Agreement; or (iv) material violation of Bank’s policies.. In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will earn any unpaid Salary prorated to the date of termination. In addition, Employee shall receive, (i) reimbursement for any expenses properly incurred and reported by Employee prior to the date of termination, payable on the Company’s first regularly scheduled payroll date which occurs at least ten (10) business days after the date of termination; and (ii) vested employee benefits, if any, to which Employee is entitled as of the date of termination (collectively, the “Accrued Rights”). In addition, if such termination is by the Bank without Cause or by the Employee for Good Reason (as defined below), Employee shall continue to receive his Salary and the Bank shall provide Employee with continuation of medical benefits until the second anniversary of the Effective Date. “Good Reason” means, in each case without Employee’s consent, (a) a material reduction by the Bank of Employee’s Salary; (b) a mandatory relocation of Employee’s principal place of work to a location that is more than 25 miles from the current location (unless consented to by Employee); (c) the Bank’s material breach of any material term of this Agreement (which shall be deemed to include, but not be limited to the material diminution of Employee’s title or duties, relative to Employee’s title and duties set forth in Section 2 hereof). To establish “Good Reason,” Employee must provide written notice to the Bank within thirty (30) days immediately following any event that may qualify as “Good Reason,” and the Bank must fail to remedy this event within thirty (30) days after receipt of such notice, and Employee’s resignation must be effective not later than ninety (90) days after the expiration of the Bank’s cure period.

7. No Conflict of Interest. Employee acknowledges and agrees that he is subject to that certain Non-Solicitation, Non-Competition, and Confidentiality Agreement by and among Employee, SCB and the Bank, dated April 26, 2021 and incorporated herein by reference. During the Term, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with SCB or the Bank. Such work shall include, but is not limited to, directly or indirectly competing with SCB or the Bank in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent (in each case, other than in the form of a passive investment not to exceed 5% of the outstanding shares of any class of security or of the total outstanding equity of any company) of any business enterprise of the same nature as, or which is in direct competition with, the business (and in the same location or city or County where the Bank is located) in which SCB and the Bank is now engaged or in which SCB and the Bank becomes engaged during the Term. If Bank believes such a conflict exists during the Term, Bank may ask Employee to choose to discontinue the other work or resign employment with Bank. In addition, Employee agrees not to refer any client or potential client of SCB or the Bank to competitors of SCB or the Bank, without obtaining the Bank’s prior written consent.

4

8. Confidentiality and Proprietary Rights. Employee agrees to read, sign and abide by the terms of the Bank’s Employee Proprietary and Confidential Information and Assignment of Employee Inventions Agreement, attached as “Attachment A” to this Agreement and incorporated herein by reference.

9. Injunctive Relief1.. Employee acknowledges that his breach of the covenants contained in sections 7 and 8 (collectively “Covenants”) would cause irreparable injury to SCB and the Bank and agrees that in the event of any such breach, the Bank shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

10. [RESERVED]

11. General Provisions.

11.1 Successors and Assigns. The rights and obligations of SCB and the Bank under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of SCB and the Bank. Employee shall not be entitled to assign any of his rights or obligations under this Agreement.

11.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

11.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

11.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

11.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing SCB and the Bank, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that he has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

5

11.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the exclusive jurisdiction and venue of the state or federal courts in Los Angeles County, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

11.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by facsimile or email transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

11.8 Survival. Sections 7 (“No Conflict of Interest”), 8 (“Confidentiality and Proprietary Rights”), 9 (“Injunctive Relief”), and 11 (“General Provisions”) of this Agreement shall survive Employee’s employment by Bank.

11.9 Entire Agreement. This Agreement, including Bank’s Employee Proprietary and Confidential Information and Assignment of Employee Inventions Agreement and Non-Competition, Non-Solicitation, and Confidentiality Agreement, both of which are incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and Bank’s Chairman. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, any of which may be executed and transmitted by facsimile or electronic transmission or other electronic method, and each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.11 409A. Notwithstanding anything to the contrary in this Agreement, if at the time Employee’s employment terminates, and Employee is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Employee’s death; except (a) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (b) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (c) other amounts or benefits that are not subject to the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 as amended (the “Code”). For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A. The immediately preceding sentence shall not apply if such failure is caused by the Company’s or any of its affiliates’ breach of this Agreement.

6

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Frank D. Di Tomaso, Jr.

Dated:	April 26, 2021	/S/ Frank D. Di Tomaso, Jr.

29850 Muledeer Lane
Castaic, California 91384

Bank of Southern California, N.A

Dated:	April 26, 2021	By:	/S/ Nathan L. Rogge
		NAME:	Nathan L. Rogge, President and Chief Executive Officer
Bank of Southern California, N.A. 12265 El Camino Real, Suite 100 San Diego, California 92130

7